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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

                          (EXECUTED NOVEMBER 18, 2001)
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                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
 1.  Employment Period...........................................     1
 2.  Terms of Employment.........................................     1
 3.  Termination of Employment...................................     4
 4.  Obligations of the Company upon Termination.................     6
 5.  Non-Exclusivity of Rights...................................    10
 6.  Full Settlement; Resolution of Disputes.....................    10
 7.  Certain Additional Payments by the Company..................    10
 8.  Confidential Information....................................    13
 9.  Change of Control...........................................    13
10.  Successors..................................................    16
11.  Miscellaneous...............................................    16

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                              EMPLOYMENT AGREEMENT

     This AGREEMENT (the "Agreement"), by and between CorvettePorsche Corp., a Delaware Corporation ("New Parent"), Conoco Inc., a Delaware corporation (the "Company"), and Archie W. Dunham (the "Executive"), is dated as of the 18 day of November, 2001, and is to be effective as of the date of the consummation of the transactions (collectively, the "Merger") contemplated by the Agreement and Plan of Merger dated as of November 18, 2001, by and among Phillips Petroleum Company, a Delaware corporation ("Phillips"), New Parent, Porsche Merger Corp., a Delaware corporation and wholly owned subsidiary of New Parent, Corvette Merger Corp., a Delaware corporation and wholly owned subsidiary of New Parent, and the Company ("the Merger Agreement") as of the same time as the consummation of the Merger (the "Agreement Effective Date").

     The Company and the Executive entered into an Employment Agreement effective as of August 17, 1999, and as amended and restated as of October 19, 2000 (the "Prior Employment Agreement") pursuant to authorization by the Board of Directors of the Company (the "Company Board") to provide the Executive with substantial incentives to continue to serve the Company as Chairman of the Company Board, President and Chief Executive Officer and a member of the Company Board performing at the highest level of leadership and stewardship, without distraction or concern over compensation, benefits or tenure, to manage the Company's future growth and development, and to maximize the returns to the Company's stockholders.

     As the Merger will constitute a "Change of Control" under the Prior Employment Agreement and the election of another individual as Chief Executive Officer constitutes "Good Reason" under the Prior Employment Agreement, either of which events triggers the Executive's right to terminate his employment and receive certain compensation and benefits, and in consideration of the Executive's entering into this Agreement, which results in substantial modifications of the terms and conditions of the Executive's continuing relationship with the Company, the parties agree that in lieu of the compensation and benefits provided under the Prior Employment Agreement, promptly following the Agreement Effective Date the Executive shall receive the compensation and benefits set forth in Annex B, determined as of the Agreement Effective Date without regard to any services performed or compensation earned following the Agreement Effective Date.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

          1. Employment Period. As of the Agreement Effective Date, the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to accept employment with the Company, in accordance with, and subject to, the terms and provisions of this Agreement, for the period commencing on the Agreement Effective Date and ending on the date that is the later of (i) October 1, 2004 and (ii) the second anniversary of the Agreement Effective Date. As used herein, the term "Employment Period" means the period commencing on the Agreement Effective Date and ending on the date that is the later of (i) October 1, 2004 and (ii) the second anniversary of the Agreement Effective Date.

          2.  Terms of Employment.

          (a) Position and Duties.

             (i) During the Employment Period, (i) the Executive shall be a senior executive employee of New Parent and a member and Chairman of the Board of Directors of New Parent (the "New Parent Board") and Chairman of the Executive Committee of the New Parent Board, and (ii) the Executive's services shall be performed at New Parent's headquarters in the Houston, Texas metropolitan area. During the Employment Period: the Executive shall preside at meetings of the New Parent Board and of New Parent's shareholders; shall work with the Chief Executive Officer of New Parent (the "CEO" or "Chief Executive Officer") on external stakeholder relations (community, state, federal and foreign governments), business development (growth) initiatives, and the creation of an outstanding and cohesive New Parent Board; and shall have such other executive responsibilities as he and the CEO may agree. While the Executive is

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        Chairman of the New Parent Board, the Executive and the CEO shall jointly recommend to the New Parent Board the long-range strategic plan for New Parent, major acquisitions and divestitures, and major changes to New Parent's capital structure, and with respect to all other matters, the CEO shall, in consultation with the Executive, arrange the agenda for meetings of the New Parent Board, and shall report to the New Parent Board and arrange for other executives and advisors to report to the New Parent Board. At the conclusion of the Employment Period, the Executive shall retire from employment with New Parent and as Chairman of the New Parent Board but shall remain a member of the New Parent Board, a member of the Executive Committee of the New Parent Board and Chairman of the Committee on Directors' Affairs until his 70th birthday (or earlier retirement from such positions), subject to being periodically re-elected to the New Parent Board by New Parent's shareholders; provided, that he shall be proposed for such re-election whenever his then current term as a member of the New Parent Board is set to expire before his 70th birthday. The duties and responsibilities of the Executive may not be terminated or diminished during the Employment Period other than pursuant to the affirmative vote of at least two-thirds of the members of the New Parent Board (the "Required Board Majority").

             (ii) During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Agreement Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Agreement Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

          (b) Compensation. During the Employment Period, Executive's compensation and benefits shall be, both in the aggregate and with respect to each element of compensation and benefits, the same as the Chief Executive Officer. However, with respect to employee benefit plans, programs and practices that were in effect prior to the Agreement Effective Date for individuals who were salaried United States Company employees (including senior executives) prior to the Agreement Effective Date (the "Company Prior Arrangements"), participation by Executive in such programs after the Agreement Effective Date, even if such arrangements provide lesser benefits than those analogous arrangements provided the Chief Executive Officer, shall satisfy any requirement in this Agreement that Executive participate in, or be covered by, such an arrangement, but only if (i) the analogous arrangements provided to the Chief Executive Officer were in effect prior to the Agreement Effective Date ("Phillips Prior Arrangements"), (ii) to the extent either of the Company Prior Arrangements or Phillips Prior Arrangements are modified, both are similarly modified and (iii) each of such arrangements continue to cover the applicable of Company or Phillips United States salaried employees (including senior executives) generally in the same manner as immediately prior to the Agreement Effective Date. Notwithstanding any other provision of this Agreement, neither the Executive's compensation and benefits set forth on Annex B nor the Chief Executive Officer's Special Grants (as defined in the Employment Agreement dated as of November 18, 2001 among New Parent, Phillips and James J. Mulva) shall be taken into account in determining the comparability of the compensation and benefits of the Executive to the Chief Executive Officer.

             (i) Base Salary. Commencing on the Agreement Effective Date, during the Employment Period, the Executive shall receive an annual base salary of not less than his annual base salary as in effect immediately prior to the Agreement Effective Date ("Annual Base Salary"), which

                                        2
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        shall be paid in accordance with the Company's regular payroll practices. Commencing on the January 1 following the Agreement Effective Date, and thereafter during the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with competitive industry practice but in no event less than increases consistent with increases in base salary generally awarded in the ordinary course of business to the Chief Executive Officer, taking into account the Executive's unique position with the Company and in no event shall Annual Base Salary be less than that applicable to the Chief Executive Officer. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase, and the term "Annual Base Salary," as utilized in this Agreement, shall refer to Annual Base Salary as so increased.

             (ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year or portion thereof during the Employment Period, an Annual Bonus opportunity (the "Annual Bonus") in an amount substantially consistent with competitive industry practice, prorated for any period consisting of less than 12 full months. The Annual Bonus shall not be less than the annual bonus paid to the Chief Executive Officer for the same fiscal year or portion thereof.

             (iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans that are tax-qualified under
        Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code"), and in all plans that are supplemental to any such tax-qualified plans, in each case to the extent that such plans are applicable generally to other executives of the Company, but in no event shall such plans provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities that are, in each case, less favorable to the Executive, in the aggregate, than the most favorable plans of the Company. As used in this Agreement, the term "most favorable" shall, when used with reference to any plans, practices, policies or programs of the Company, be deemed to refer to the plans, practices, policies or programs of the Company, as in effect at any time during the Employment Period and provided generally to the Chief Executive Officer or to other executives of the Company, that are most favorable to the Executive.

             (iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under all welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, vision, disability, salary continuance, group life and supplemental group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable such plans, practices, policies and programs of the Company.

             (v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company.

             (vi) Fringe Benefits and Perquisites. During the Employment Period, the Executive shall be entitled to fringe benefits and perquisites in accordance with the most favorable plans, practices, programs and policies of the Company.

             (vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments at least equal to the most favorable of the foregoing provided to the Executive by the Company at any time during the Employment Period, and to secretarial and other assistance to the extent needed to

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        fulfill his corporate responsibilities at least equal to the most favorable of the foregoing provided to the Executive by the Company at any time during the Employment Period.

             (viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company.

             (ix) Long-Term Incentive Compensation. In addition to Base Salary, Annual Bonus and other elements of compensation described in Section 2(b) or otherwise in this Agreement, during the Employment Period, the Executive periodically shall be awarded incentive compensation awards, which may consist of, among other things, stock options, stock appreciation rights, restricted stock, stock units or performance awards, having in the aggregate target values consistent with each of
        (A) the Executive's position and (B) competitive industry practice. Such incentive compensation awards shall be substantially the same, both in amount, exercise, strike or base price (if applicable) and other terms and conditions, as those awarded to the Chief Executive Officer.

             (x) Financial and Tax Planning. During the Employment Period, the Executive shall be entitled to reimbursement of (A) reasonable expenses incurred with respect to preparation of his personal income tax returns and (B) reasonable costs of financial counseling (in either case, including a complete gross up for any taxes incurred by the Executive as a result of such reimbursement). Such reimbursement shall be substantially the same, both in scope and other terms and conditions, as those made available to the Chief Executive Officer.

             (xi) Life Insurance. During the Employment Period, the Company shall provide the Executive with term life insurance in an amount equal to the Executive's Annual Base Salary multiplied by four, which insurance may be provided through one or more group policies and/or the purchase of an individual policy, as well as a complete gross up for any taxes incurred by the Executive as a result of such insurance coverage. The Executive agrees to submit to physical examinations as reasonably requested by the Company for purposes of obtaining such insurance. Such coverage shall be substantially the same, both in scope and other terms and conditions, as made available to the Chief Executive Officer.

     Notwithstanding the foregoing provisions of this Section 2(b), prior to a Change of Control, the Company may reduce or modify amounts and benefits described in this Section 2(b) to the extent that such changes are applicable to all of the Company's senior executives, including the Chief Executive Officer.

          3.  Termination of Employment.

          (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Required Board Majority determines in good faith that a Disability of the Executive has occurred during the Employment Period, it may give to the Executive written notice in accordance with Section 11(d) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the later of (i) the date the Executive would otherwise be placed on permanent disability status under the Company's disability programs for United States salaried employees and (ii) the 30th day after receipt of such notice by the Executive, provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties (such later date being the "Disability Effective Date"). For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness or injury which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

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          (b) Cause.  The Company, acting pursuant to a resolution adopted by the Required Board Majority, may terminate the Executive's employment during the Employment Period with or without Cause. For purposes of this Agreement, "Cause" shall mean the Company's termination pursuant to a resolution adopted by the Required Board Majority of the Executive's employment for any of the following: (i) the Executive's final conviction of a felony crime against the Company involving moral turpitude or (ii) the Executive's deliberate and intentional continuing failure to substantially perform his duties and responsibilities hereunder (except by reason of the Executive's incapacity due to physical or mental illness or injury) for a period of 45 days after the Required Board Majority has delivered to the Executive a written demand for substantial performance hereunder which specifically identifies the bases for the Required Board Majority's determination that the Executive has not substantially performed his duties and responsibilities hereunder (that 45-day period being the "Grace Period"); provided, that for purposes of this clause (ii), the Company shall not have Cause to terminate the Executive's employment unless (A) at a meeting of the New Parent Board called and held following the Grace Period in the city in which the Company's principal executive offices are located, of which the Executive was given not less than 10 days' prior written notice and at which the Executive was afforded the opportunity to be represented by counsel, to appear and to be heard, the Required Board Majority shall adopt a written resolution that (1) sets forth the Required Board Majority's determination that the failure of the Executive to substantially perform his duties and responsibilities hereunder has (except by reason of his incapacity due to physical or mental illness or injury) continued past the Grace Period and (2) specifically identifies the bases for that determination, and (B) the Company, at the written direction of the Required Board Majority, shall deliver to the Executive a Notice of Termination for Cause to which a copy of that resolution, certified as being true and correct by the secretary or any assistant secretary of the Company, is attached.

          (c) Good Reason. The Executive's employment may be terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

             (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company ceasing to be a publicly traded entity or becoming a subsidiary of a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

             (ii) any failure by the Company to comply with any of the provisions of this Agreement not specifically addressed in parts (iii) through (vi) below, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

             (iii) the Company's requiring the Executive to be based at any office outside the Houston, Texas metropolitan area;

             (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement;

             (v) the failure to continue the Executive as Chairman of the New Parent Board; or

             (vi) any failure by the Company to comply with and satisfy the requirements of Section 10 of this Agreement; provided that (A) the successor described in Section 10(c) has received, at least 10 days prior to the Date of Termination (as defined in subparagraph (f) below), written notice from the Company or the Executive of the requirements of such provision, and (B) such

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        failure to be in compliance with and satisfy the requirements of Section
        10 continues as of the Date of Termination.

     Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated within one year prior to the date on which the Change of Control occurs, unless it is reasonably demonstrated by the Company that such termination of employment (x) was not at the request of a third party who has taken steps reasonably calculated to effect the Change of Control and
     (y) otherwise did not arise in connection with or anticipation of the Change of Control, then any such termination shall be deemed for Good Reason.

          (d) Other Termination by the Executive. The Executive's employment (and status as a member of the New Parent Board) may be terminated voluntarily by the Executive at any time during the Employment Period and, if other than (i) at a time when the Executive is eligible to terminate his employment for Good Reason or (ii) by retirement on or after the last day of the Employment Period ("Retirement"), is referred to herein as an "Other Termination by the Executive." The Executive agrees not to cause termination of employment to occur within six months following a Change of Control, except by reason of a Retirement, for Good Reason or Disability.

          (e) Notice of Termination. Any termination shall be communicated by Notice of Termination to the other party hereto given in accordance with
     Section 11(d) of this Agreement. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          (f) Date of Termination. For purposes of this Agreement, the term "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, by the Executive for Good Reason, or as an Other Termination by the Executive, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be and (iv) if the Executive's employment is terminated at the expiration of the Employment Period as provided in Section 4(e), then the last day of the Employment Period.

          4.  Obligations of the Company upon Termination.

          (a) Good Reason; Other than for Cause or Death or Disability. If, during the Employment Period, (x) the Company shall terminate the Executive's employment other than for Cause or death or Disability or (y) the Executive shall terminate employment for Good Reason:

             (i) the Company shall pay or provide to or in respect of the Executive the following amounts and benefits:

                A. in a lump sum in cash, within 10 days after the Date of Termination, an amount equal to the sum of (1) the Executive's Annual Base Salary through the Date of Termination, (2) at the election of the Executive prior to the Date of Termination, any deferred compensation previously awarded to or earned by the Executive (together with any accrued interest or earnings thereon) and (3) any compensation for unused vacation time for which the Executive is eligible in accordance with the most favorable plans, policies, programs and practices of the Company, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the "Accrued Obligation");

                B. in a lump sum in cash, within 10 days after the Date of Termination, an amount equal to the product of (x) the Annual Bonus (excluding for this purpose any payments set

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           forth on Annex B) paid or awarded by the Company to or for the benefit of the Executive in respect of the fiscal year immediately preceding the Date of Termination and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365;

                C. in a lump sum in cash, undiscounted, within 10 days after the Date of Termination, an amount equal to the amount of Annual Base Salary that would have been paid to the Executive pursuant to this Agreement for the period (the "Remaining Employment Period") beginning on the Date of Termination and ending on the date that is the last day of the Employment Period (the "Final Expiration Date") if the Executive's employment had not been terminated plus the Annual Bonus that would have been paid or awarded to or for the benefit of the Executive during the Remaining Employment Period if the Executive's employment had not been terminated and if the amount of the Annual Bonus (excluding for this purpose any payments set forth on Annex B) for each fiscal year or portion thereof during such period were equal to the average of the two highest Annual Bonuses paid or awarded to or for the benefit of the Executive in respect of the three full fiscal years preceding the Date of Termination, prorated in the case of any period of less than a full fiscal year;

                D. in a lump sum in cash, undiscounted, within 30 days after the Date of Termination, an amount equal to the economic equivalent of the benefits the Executive (and his dependents or beneficiaries) would have received or become entitled to under Section 2(b)(iii) of this Agreement for the Remaining Employment Period if the Executive's employment had not been terminated;

                E. effective as of the Date of Termination, (1) if the Executive has not received a grant of stock options in respect of any calendar year during the Employment Period or the Remaining Employment Period, for each such calendar year, a stock option grant covering the same number of shares and on the same terms and conditions as the average of the prior stock option grants to the Executive for the three full fiscal years preceding the Date of Termination (excluding for this purpose any grant pursuant to Annex
           B), prorated in the case of any period of less than a full fiscal year, and (2) if the Executive has not received a grant of restricted stock and/or restricted stock units and/or other similar equity-based awards in respect of any calendar year during the Employment Period or the Remaining Employment Period, for each such calendar year, a grant covering the same number of shares and on the same terms and conditions as the average of the prior grants of such awards to the Executive for the three full fiscal years preceding the Date of Termination (excluding for this purpose any grant pursuant to Annex
           B), prorated in the case of any period of less than a full fiscal year; provided that any awards required by (1) or (2) shall be prorated based on the length of the Remaining Employment Period as compared to the customary terms of such awards for purposes of a recipient becoming entitled to full vesting in such award; and

                F. effective as of the Date of Termination, (1) immediate vesting and exercisability of, and termination of any restrictions on sale or transfer (other than any such restriction arising by operation of law) with respect to, each and every stock option, restricted stock award, restricted stock unit award and other equity-based award and performance award that is outstanding as of the Date of Termination (including, without limitation, each of the foregoing granted pursuant to Section 4(a)(i)(E)) (each, a "Compensatory Award"), (2) the extension of the term during which each and every Compensatory Award may be exercised by the Executive until the earlier of (x) the first anniversary of the Date of Termination or (y) the date upon which the right to exercise any Compensatory Award would have expired if the Executive had continued to be employed by the Company under the terms of this Agreement until the Final Expiration Date and (3) if a Change of Control precedes or occurs within one year following the Date of Termination, at the sole election of

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           the Executive, in exchange for any or all Compensatory Awards that are either denominated in or payable in Common Stock (as defined in Section 9 hereof), an amount in cash equal to the excess of (x) the Highest Price Per Share over (y) the exercise or purchase price, if any, of such Compensatory Awards. As used herein, the term "Highest Price Per Share" shall mean the highest price per share that can be determined to have been paid or agreed to be paid for any share of Common Stock by a Covered Person (as defined below) at any time during the six-month period immediately preceding any Change of Control. As used herein, the term "Covered Person" shall mean any Person other than an Exempt Person (in each case as defined in Section 9 hereof) who (I) is the Beneficial Owner (as defined in
           Section 9 hereof) of 20% or more of the outstanding shares of Common Stock or 20% or more of the combined voting power of the outstanding Voting Stock (as defined in Section 9 hereof) of the Company at any time during the Employment Period, (II) is a Person who has any material involvement in proposing or effectuating the Change of Control (as defined in Section 9 hereof), (III) is an assignee of or has otherwise succeeded to any shares of Common Stock or Voting Stock of the Company which were at any time during the Employment Period "beneficially owned" (as defined in Section 9 hereof) by any Person identified in clause (I) or (II) of this definition, if such assignment or succession shall have occurred in the course of a privately negotiated transaction rather than an open market transaction, or (IV) is described in Section 3(c)(vi) hereof. For purposes of determining whether a Person is a Covered Person, the number of shares of Common Stock or Voting Stock of the Company deemed to be outstanding shall include shares of which the Person is deemed the Beneficial Owner, but shall not include any other shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options. In determining the Highest Price Per Share, the price paid or agreed to be paid by a Covered Person will be appropriately adjusted to take into account (W) distributions paid or payable in stock, (X) subdivisions of outstanding stock, (Y) combinations of shares of stock into a smaller number of shares and (Z) similar events.

             (ii) for the period extending until the later of (A) the third anniversary of the Date of Termination or (B) the date the Executive attains age 70, or such longer period as any plan, program, practice or policy may provide (the "Benefit Continuation Period"), the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the most favorable plans, programs, practices and policies described in Sections 2(b)(iv) of this Agreement if the Executive's employment had not been terminated, provided that the obligation of the Company to provide these benefits shall cease upon the Executive's refusal to serve as a member of the New Parent Board. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the Final Expiration Date and to have retired on such date;

             (iii) for the Remaining Employment Period, to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive's family any other amounts or benefits required to be paid or provided, or which the Executive and/or the Executive's family is eligible to receive as of the Date of Termination, pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company as in effect and applicable generally to other executives and their families on the Agreement Effective Date or, if more favorable to the Executive, as in effect generally thereafter and on or prior to the Date of Termination with respect to other executives of the Company and their families (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits");

             (iv) upon the Executive's termination of employment described in
        Section 4(a), the Executive shall receive Post-Employment Compensation during the Benefit Continuation Period as described in Section 4(f); and

             (v) unless otherwise provided herein, until the Executive (or any family member or family entity assignee of the Executive) no longer holds any stock options granted by the Company to the Executive, the Company will provide to the Executive at no cost to the Executive (including a complete gross up for any taxes incurred by the Executive as a result of receiving such benefits), the benefits described in Sections 2(b)(x) and 2(b)(xi), but in no event beyond the date of death of the Executive.

          (b) Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period (regardless of whether a Change of Control has occurred), this Agreement shall terminate without further obligations to the Executive under this Agreement, other than the payment of Accrued Obligations, which shall be paid to the Executive, or the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the Date of Termination, and the provision of the Other Benefits.

          (c) Cause. If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive under this Agreement, other than the payment of the Accrued Obligations. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days after the Date of Termination.

          (d) Other Termination by the Executive: If an Other Termination by the Executive occurs during the Employment Period, this Agreement shall terminate without further obligations to the Executive under this Agreement, other than the payment of Accrued Obligations and the provision of the Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days after the Date of Termination.

          (e) Expiration of Employment Period. Notwithstanding any other provision of this Agreement, if the Executive remains employed until the expiration of the Employment Period, upon any termination of employment at or after such expiration, (i) the Executive shall be entitled to payment of the Accrued Obligation as described in Section 4(a)(i)(A) as though the termination of employment was a termination by the Executive with Good Reason and (ii) each and every Compensatory Award, as defined in Section 4(a)(i)(F)(1), shall be immediately vested and exercisable, and any restrictions on sale or transfer (other than any such restrictions arising by operation of law) with respect to such awards shall lapse. Immediately upon such a termination, the Executive shall receive the Post-Employment Compensation as described in Section 4(f), provided that the obligation of Company to provide these benefits shall cease upon the Executive's refusal to serve as a member of the New Parent Board. It is contemplated by the parties that the Executive shall serve as a member of the New Parent Board during the Benefit Continuation Period.

          (f) Post-Employment Compensation. As used herein, Post-Employment Compensation shall mean, during the Benefit Continuation Period:

             (i) continued participation in the Directors' Charitable Gift Plan;

             (ii) continued participation in the benefit plans described in
        Section 2(b)(iv);

             (iii) continued coverage under the comprehensive security program the Executive participated in pursuant to Section 11(b) during employment, in the same manner and providing the same level of security protection as in effect on the date of execution of this Agreement, and in any event on a basis no less favorable than the coverage provided to the Chief Executive Officer, including both company-provided air and ground transportation and home security protection and a complete gross up for any taxes incurred by the Executive as a result of such continued coverage, and

             (iv) continued participation in the Conoco Domestic Relocation Policy with respect to a single relocation, at the election of the Executive.

          5. Non-Exclusivity of Rights. Except as provided in Section 4 of this Agreement, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as such plan, policy, practice or program or contract or agreement is superseded by this Agreement.

          6.  Full Settlement; Resolution of Disputes.

          (a) The Company's obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense, mitigation or other claim, right or action which the Company may have against the Executive or others. The Company agrees to pay promptly as incurred, to the fullest extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others as to the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any such payment pursuant to this Agreement) plus, in each case, interest on any delayed payment at the annual percentage rate which is three percentage points above the interest rate shown as the Prime Rate in the Money Rates column in the then most recently published edition of The Wall Street Journal (Southwest Edition), or, if such rate is not then so published on at least a weekly basis, the interest rate announced by Chase Bank Texas, N.A. (or its successor), from time to time, as its "Base Rate" (or prime lending rate), from the date those amounts were required to have been paid or reimbursed to the Executive until those amounts are finally and fully paid or reimbursed; provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder exceed the maximum non-usurious amount of interest allowed by applicable law.

          (b) If there shall be any dispute between the Company and the Executive concerning (i) in the event of any termination of the Executive's employment by the Company, whether such termination was for Cause or Disability, (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, (iii) whether termination occurred after expiration of the Employment Period or in contemplation of or following a Change of Control, (iv) the compensation or benefits to be provided in respect of any termination of the Executive's employment with the Company or as Post-Employment Compensation, or (v) the compensation and benefits to be provided to Executive as described in Annex B on or after the Agreement Effective Date, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or Disability or that the determination by the Executive of the existence of Good Reason was improper or that the termination did not occur in contemplation of or following a Change of Control or after expiration of the Employment Period, or that the Executive or the Executive's beneficiary or estate claimed improper benefits upon termination or as Post-Employment Compensation, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive's family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to the applicable provisions of
     Section 4 hereof as though such termination were by the Company without Cause or in contemplation of or following a Change of Control or by the Executive with Good Reason or by either party after expiration of the Employment Period, or the benefits that the Executive or the Executive's beneficiary or estate claimed were properly payable hereunder.

     7.  Certain Additional Payments by the Company.

          (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the

     Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company's obligation to make Gross-Up Payments under this Section 7 shall not be conditioned upon the Executive's termination of employment.

          (b) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other nationally recognized certified public accounting firm as may be designated by the Executive (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Merger (as defined in the Merger Agreement) or the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Accounting Firm shall not determine that no Excise Tax is payable by the Executive unless it delivers to the Executive a written opinion (the "Accounting Opinion") that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 7(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          (c) The Executive shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after the Executive actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of the Executive to notify the Company of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to the Executive under this
     Section 7 except to the extent that the Company is materially prejudiced in the defense of such claim as a direct result of such failure. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

             (i) give the Company any information reasonably requested by the Company relating to such claim;

             (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive;

             (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

             (iv) permit the Company to participate in any proceedings relating to such claim;

     provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 7(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
     Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim, and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          (e) Notwithstanding any other provision of this Section 7, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of the Gross-Up Payment, and the Executive hereby consents to such withholding.

          (f) Definitions. The following terms shall have the following meanings for purposes of this Section 7.

             (i) "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

             (ii) A "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

          8. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (referred to herein as "Confidential Information"). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. Also, within 14 days after the termination of Executive's employment for any reason, the Executive shall return to Company all documents and other tangible items containing Company information which are in the Executive's possession, custody or control.

          9. Change of Control. As used in this Agreement, the terms set forth below shall have the following respective meanings:

          "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement.

          "Associate" shall mean, with reference to any Person, (a) any corporation, firm, partnership, association, unincorporated organization or other entity (other than New Parent or a subsidiary of New Parent) of which such Person is an officer or general partner (or officer or general partner of a general partner) or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and
     (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

          "Beneficial Owner" shall mean, with reference to any securities, any Person if:

             (a) such Person or any of such Person's Affiliates and Associates, directly or indirectly, is the "beneficial owner" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement) such securities or otherwise has the right to vote or dispose of such securities, including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any security under this subsection (a) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (i) arises solely from a revocable proxy or consent given in response to a public (i.e., not including a solicitation exempted by Rule 14a-2(b)(2) of the General Rules and Regulations under the Exchange Act) proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act and (ii) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report);

             (b) such Person or any of such Person's Affiliates and Associates, directly or indirectly, has the right or obligation to acquire such securities (whether such right or obligation is exercisable or effective immediately or only after the passage of time or the occurrence of an event) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to "beneficially own," (i) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange or (ii) securities issuable upon exercise of Exempt Rights; or

             (c) such Person or any of such Person's Affiliates or Associates
        (i) has any agreement, arrangement or understanding (whether or not in writing) with any other Person (or any Affiliate or Associate thereof) that beneficially owns such securities for the purpose of acquiring, holding, voting (except as set forth in the proviso to subsection (a) of this definition) or disposing of such securities or (ii) is a member of a group (as that term is used in Rule 13d-5(b) of the General Rules and Regulations under the Exchange Act) that includes any other Person that beneficially owns such securities;

     provided, however, that nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the Beneficial Owner of, or to "beneficially own," any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition. For purposes hereof, "voting" a security shall include voting, granting a proxy, consenting or making a request or demand relating to corporate action (including, without limitation, a demand for a stockholder list, to call a stockholder meeting or to inspect corporate books and records) or otherwise giving an authorization (within the meaning of Section 14(a) of the Exchange Act) in respect of such security.

          The terms "beneficially own" and "beneficially owning" shall have meanings that are correlative to this definition of the term "Beneficial Owner."

          "Change of Control" shall mean the first to occur of any of the following occurring after the Agreement Effective Date (it being understood and agreed that for purposes of this Agreement, neither the Merger, nor approval by the shareholders of Phillips or the Company thereof, shall constitute a "Change of Control" under this Agreement):

             (a) any Person (other than an Exempt Person) shall become the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding or 20% or more of the combined voting power of the Voting Stock of New Parent then outstanding; provided, however, that no Change of Control shall be deemed to occur for purposes of this subsection (a) if such Person shall become a Beneficial Owner of 20% or more of the shares of Common Stock or 20% or more of the combined voting power of the Voting Stock of New Parent solely as a result of (i) an Exempt Transaction or (ii) an acquisition by a Person pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this definition are satisfied;

             (b) individuals who, immediately following the consummation of the Merger, constitute the New Parent Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the New Parent Board; provided, however, that any individual becoming a director thereafter whose election, or nomination for election by New Parent's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided, further, that there shall be excluded, for this purpose, any such individual whose initial assumption of office occurs as a result of any actual or threatened election contest that is subject to the provisions of Rule 14a-11 of the General Rules and Regulations under the Exchange Act;

             (c) the shareholders of New Parent shall approve a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 70% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding Voting Stock of such corporation beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding Common Stock, (ii) no Person (excluding any Exempt Person or any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Common Stock then outstanding or 20% or more of the combined voting power of the Voting Stock of New Parent then outstanding) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding Voting Stock of such corporation and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or initial action by the New Parent Board providing for such reorganization, merger or consolidation; or

             (d) the shareholders of New Parent shall approve (i) a complete liquidation or dissolution of New Parent unless such liquidation or dissolution is approved as part of a plan of liquidation and dissolution involving a sale or disposition of all or substantially all of the assets of New Parent to a corporation with respect to which, following such sale or other disposition, all of the requirements of clauses
        (ii)(A), (B) and (C) of this subsection (d) are satisfied, or (ii) the sale or other disposition of all or substantially all of the assets of New Parent, other than to a corporation, with respect to which, following such sale or other disposition, (A) more than 70% of the then outstanding shares of common stock of such corporation and the combined voting power of the Voting Stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Common Stock, (B) no Person (excluding any Exempt Person and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Common Stock then outstanding or 20% or more of the combined voting power of the Voting Stock of New Parent then outstanding) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding Voting Stock of such corporation and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or initial action of the New Parent Board providing for such sale or other disposition of assets of New Parent.

          "Common Stock" shall mean the common stock, par value $.01 per share, of New Parent.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Exempt Person" shall mean any of New Parent, any subsidiary of New Parent, any employee benefit plan of New Parent or any subsidiary of New Parent, and any Person organized, appointed or established by New Parent for or pursuant to the terms of any such plan.

          "Exempt Rights" shall mean any rights to purchase shares of Common Stock or other Voting Stock of New Parent if at the time of the issuance thereof such rights are not separable from such Common Stock or other Voting Stock (i.e., are not transferable otherwise than in connection with a transfer of the underlying Common Stock or other Voting Stock), except upon the occurrence of a contingency, whether such rights exist as of the Agreement Effective Date or are thereafter issued by New Parent as a dividend on shares of Common Stock or other Voting Securities or otherwise.

          "Exempt Transaction" shall mean an increase in the percentage of the outstanding shares of Common Stock or the percentage of the combined voting power of the outstanding Voting Stock of New Parent beneficially owned by any Person solely as a result of a reduction in the number of shares of Common Stock then outstanding due to the repurchase of Common Stock or Voting Stock by New Parent, unless and until such time as (a) such Person or any Affiliate or Associate of such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock or additional Voting Stock representing 1% or more of the combined voting power of the then outstanding Voting Stock, or (b) any other Person (or Persons) who is (or collectively are) the Beneficial Owner of shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock or Voting

     Stock representing 1% or more of the combined voting power of the then outstanding Voting Stock shall become an Affiliate or Associate of such Person.

          "Person" shall mean any individual, firm, corporation, partnership, association, trust, unincorporated organization or other entity.

          "Voting Stock" shall mean, with respect to a corporation, all securities of such corporation of any class or series that are entitled to vote generally in the election of directors of such corporation (excluding any class or series that would be entitled so to vote by reason of the occurrence of any contingency, so long as such contingency has not occurred).

          10.  Successors.

          (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of, and be enforceable by, the Executive's heirs, executors and other legal representatives.

          (b) This Agreement shall inure to the benefit of, and be binding upon, the Company and may only be assigned to a successor described in Section 10(c).

          (c) As of the Agreement Effective Date, New Parent shall be substituted for the Company as the obligor under this Agreement, and each reference to the Company with respect to periods on or after the Agreement Effective Date shall be replaced with a reference to New Parent, and each reference to the Company with respect to periods prior to the Agreement Effective Date shall mean Conoco Inc., except where the context requires otherwise. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          11.  Miscellaneous.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws that would require the application of the laws of any other state or jurisdiction.

          (b) The Executive acknowledges that the Company currently has and may in the future institute comprehensive security programs associated with the Executive and his position with the Company. The Executive further acknowledges that such programs are instituted by the Company to protect the Company's interest in the Executive's continued performance of his responsibilities as Chairman of the New Parent Board. To that end, the Executive agrees to comply with such programs and, to the extent practicable, to cause members of his family to comply with such programs if such individuals are covered thereby. The Executive further acknowledges that the Company has a substantial interest in the health of the Executive and agrees to comply with preventive medical policies and programs established by the Company. Such policies currently include a requirement that the Executive annually obtain a complete physical examination at the Johns Hopkins Medical Center (or another facility of similar stature at the election of the Executive).

          (c) This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and heirs, executors and other legal representatives.

          (d) All notices and other communications hereunder shall be in writing and shall be given, if by the Executive to the Company, by telecopy or facsimile transmission at the telecommunications number set forth below and, if by either the Company or the Executive, either by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:

          Mr. Archie W. Dunham
          Conoco Inc.
          600 North Dairy Ashford
          Petroleum Building, Suite PE3034
          Houston, Texas 77079-6651

          If to the Company:

          Conoco Inc. or New Parent
          600 North Dairy Ashford
          Houston, Texas 77079-6651
          Telecommunications Number: (281) 293-1054
          Attention: General Counsel

     or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (e) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (f) The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (g) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (h) As of the Agreement Effective Date, but not before, this Agreement supersedes the Prior Employment Agreement. The provisions of this Agreement shall govern in the event of a conflict or inconsistency with respect to any other agreement concerning Executive's employment relationship with the Company, including the provisions of any benefit plan, program or practice.

          (i) This Agreement shall be effective as of the Agreement Effective Date.

     IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from the Company, Board and the New Parent Board, respectively, the Company and New Parent each have caused these presents to be executed in its name on its behalf.

                                          CONOCO INC.

                                          By:
                                          --------------------------------------
                                              Thomas C. Knudson
                                              Senior Vice President
                                              Human Resources, Information
                                              Management and Corporate
                                              Communications

                                          CORVETTEPORSCHE CORP.

                                          By:
                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------
                                          Archie W. Dunham

                                    ANNEX A

                              CERTAIN DEFINITIONS

Accounting Firm is defined in Section 7(b).

Accounting Opinion is defined in Section 7(b).

Accrued Obligation is defined in Section 4(a)(i)(A).

Affiliate is defined in Section 9.

Agreement Effective Date is defined in the Preamble.

Annual Base Salary is defined in Section 2(b)(i).

Annual Bonus is defined in Section 2(b)(ii).

Associate is defined in Section 9.

Base Rate is defined in Section 6(a)

Beneficial Owner is defined in Section 9.

Benefit Continuation Period is defined in Section 4(a)(ii).

Cause is defined in Section 3(b).

Change of Control is defined in Section 9.

Chief Executive Officer or CEO is defined in Section 2(a).

Code is defined in Section 2(b)(iii).

Common Stock is defined in Section 9.

Company is defined in the Preamble and in Section 10(c).

Company Board is defined in the Preamble.

Company Prior Arrangements is defined in Section 2(b).

Compensatory Award is defined in Section 4(a)(i)(F).

Confidential Information is defined in Section 8.

Covered Person is defined in Section 4(a)(i)(F).

Date of Termination is defined in Section 3(f).

Directors' Charitable Gift Plan is referenced in Section 4(f).

Disability is defined in Section 3(a).

Disability Effective Date is defined in Section 3(a).

Employment Period is defined in Section 1.

Exchange Act is defined in Section 9.

Excise Tax is defined in Section 7(f).

Executive is defined in the Preamble.

Exempt Person is defined in Section 9.

Exempt Rights is defined in Section 9.

Exempt Transaction is defined in Section 9.

Final Expiration Date is defined in Section 4(a)(i)(C).

Good Reason is defined in Section 3(c).

Grace Period is defined in Section 3(b).

Gross-Up Payment is defined in Section 7(a).

Highest Price Per Share is defined in Section 4(a)(i)(F).

Incumbent Board is defined in Section 9.

Merger is defined in the Preamble.

Merger Agreement is defined in the Preamble.

Most Favorable is defined in Section 2(b)(iii).

New Parent is defined in the Preamble.

New Parent Board is defined in the Preamble.

Other Benefits is defined in Section 4(a)(iii).

Other Termination by the Executive is defined in Section 3(d).

Payment is defined in Section 7(f).

Person is defined in Section 9.

Phillips is defined in the Preamble.

Phillips Prior Arrangements is defined in Section 2(b).

Post-Employment Compensation is defined in Section 4(f).

Prior Compensatory Award is defined in Annex B, Section (i)(E).

Prior Employment Agreement is defined in the Preamble.

Prior Final Expiration Date is defined in Annex B, Section (i)(B).

Remaining Employment Period is defined in Section 4(a)(i)(C).

Remaining Prior Employment Period is defined in Annex B, Section (i)(B).

Required Board Majority is defined in Section 2(a).

Retirement is defined in Section 3(d).

Underpayment is defined in Section 7(b).

Voting is defined in Section 9.

Voting Stock is defined in Section 9.

                                    ANNEX B

     In consideration for the execution of this Agreement, New Parent, the Company and the Executive hereby agree to the following:

          (i) promptly following the Agreement Effective Date, the Company shall pay or provide to or in respect of the Executive the following amounts and benefits:

             A. in a lump sum in cash, within 10 days after the Agreement Effective Date, an amount equal to the sum of (1) the Executive's Annual Base Salary (as defined in the Prior Employment Agreement) through the Agreement Effective Date, (2) any deferred compensation previously awarded to or earned by the Executive (together with any accrued interest or earnings thereon) and (3) any compensation for unused vacation time for which the Executive is eligible in accordance with the most favorable plans, policies, programs and practices of the Company, in each case to the extent not theretofore paid;

             B. in a lump sum in cash, undiscounted, within 10 days after the Agreement Effective Date, an amount equal to the sum of (i) the amount of Annual Base Salary (as defined in the Prior Employment Agreement) that would have been paid to the Executive pursuant to the Prior Employment Agreement for the period (the "Remaining Prior Employment Period") beginning on the Agreement Effective Date and ending on the date that is three years following the Agreement Effective Date (the "Prior Final Expiration Date") if the Executive's employment had continued uninterrupted pursuant to the Prior Employment Agreement and
        (ii) the Annual Bonus (as defined in the Prior Employment Agreement) that would have been paid or awarded to or for the benefit of the Executive during the Remaining Prior Employment Period if the Executive's employment continued uninterrupted pursuant to the Prior Employment Agreement and if the amount of the Annual Bonus (as defined in the Prior Employment Agreement) for each fiscal year or portion thereof during such period were equal to the average of the two highest Annual Bonuses (as defined in the Prior Employment Agreement) paid or awarded to or for the benefit of the Executive in respect of the three full fiscal years preceding the Agreement Effective Date, prorated in the case of any period of less than a full fiscal year;

             C. in a lump sum in cash, undiscounted, within 30 days after the Agreement Effective Date, an amount equal to the economic equivalent of the benefits the Executive (and his dependents or beneficiaries) would have received or become entitled to under Section 2(b)(iii) of the Prior Employment Agreement for the Remaining Prior Employment Period if the Executive's employment continued uninterrupted pursuant to the Prior Employment Agreement;

             D. effective as of the Agreement Effective Date, (1) if the Executive has not received a grant of stock options in respect of any calendar year during the Employment Period (as defined in the Prior Employment Agreement) or the Remaining Prior Employment Period, for each such calendar year, a stock option grant covering the same number of shares and on the same terms and conditions as the average of the prior stock option grants to the Executive for the three full fiscal years preceding the Agreement Effective Date, prorated in the case of any period of less than a full fiscal year (except that the option will vest after two years of service, subject to earlier vesting upon the occurrence of certain events in accordance with the Agreement and/or the Company's customary stock option grants), and (2) if the Executive has not received a grant of restricted stock and/or restricted stock units and/or other similar equity-based awards in respect of any calendar year during the Employment Period (as defined in the Prior Employment Agreement) or the Remaining Prior Employment Period, for each such calendar year, a grant covering the same number of shares and on the same terms and conditions as the average of the prior grants of such awards to the Executive for the three full fiscal years preceding the Agreement Effective Date, prorated in the case of any period of less than a full fiscal year; provided that any awards required by (1) or (2) shall be prorated based on the length of the Remaining Prior Employment Period as compared to the customary terms of such awards for purposes of a recipient becoming entitled to full vesting in such award;

             E. effective as of the Agreement Effective Date, (1) immediate vesting and exercisability of, and termination of any restrictions on sale or transfer (other than any such restriction arising by operation of law) with respect to, each and every stock option, restricted stock award, restricted stock unit award and other equity-based award and performance award that is outstanding as of the Agreement Effective Date (including, without limitation, each of the foregoing granted pursuant to paragraph (i)(D)(2) of this Annex B, but excluding for this purpose the option grant made pursuant to paragraph (i)(D)(1) of this Annex B) (each, a "Prior Compensatory Award"), and (2) the extension of the term during which each and every Prior Compensatory Award may be exercised by the Executive until the earlier of (x) the first anniversary of the Agreement Effective Date or (y) the date upon which the right to exercise any Prior Compensatory Award would have expired if the Executive had continued to be employed by the Company under the terms of the Prior Employment Agreement until the Prior Final Expiration Date; and

             F. effective as of the Agreement Effective Date or as soon as practicable thereafter, the Company shall pay to the Executive any Gross-Up Payments due to the Executive pursuant to Section 7 of this Agreement on account of any payments made pursuant to this Annex B or otherwise; provided, that in the case of any Gross-Up Payment relating to a payment that is deferred as provided for below, such Gross-Up Payment shall be paid as and when actually due in respect of such deferred payment; and provided, further, that the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of such Gross-Up Payments, and the Executive hereby consents to such withholding.

          (ii) for the Remaining Prior Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those benefits which would have been provided to them in accordance with the most favorable plans, programs, practices and policies described in Section 2(b)(iv) of the Prior Employment Agreement if the Executive's employment had continued uninterrupted. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until at least the Prior Final Expiration Date and to have retired on such date;

          (iii) for the Remaining Prior Employment Period, to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive's family any other amounts or benefits required to be paid or provided, or which the Executive and/or the Executive's family would have been eligible to receive, pursuant to the Prior Employment Agreement and under any plan, program, policy or practice or contract or agreement of the Company as in effect and applicable generally to other executives and their families immediately prior to the Agreement Affective Date or, if more favorable to the Executive, as in effect generally thereafter with respect to other executives of the Company and their families; and

          (iv) unless otherwise provided herein, until the Executive (or any family member or family entity assignee of the Executive) no longer holds any stock options granted by the Company to the Executive, the Company will provide to the Executive at no cost to the Executive (including a complete gross up for any taxes incurred by the Executive as a result of receiving such benefits), the benefits described in Sections 2(b)(x) and 2(b)(xi) of the Prior Employment Agreement, but in no event beyond the date of death of the Executive.

     Any payments to be made pursuant to this Annex B may be deferred pursuant to an election by the Executive on or before March 31, 2002, but in no event later than the date 30 days before the Agreement Effective Date. Any amounts so deferred shall be deferred pursuant to the Global Variable Compensation Deferral Plan.

     The parties agree that the compensation and benefits to be provided in this Annex B are in addition to the compensation and benefits to be provided under this Agreement, and in no event shall the payments and benefits provided under Annex B reduce or offset the amount or duration of payments and benefits to be provided pursuant to this Agreement, and in no event shall the payments and benefits provided pursuant to this Agreement reduce or offset the amount or duration of payments and benefits to be provided under this Annex B; provided, that notwithstanding the foregoing, during any period when the Executive or his family are entitled to receive, pursuant to this Agreement, benefits otherwise required to be provided pursuant to clause (ii), (iii) or
(iv) of this Annex B, the Executive shall be entitled to receive benefits under the most favorable of such arrangements, but there shall be no duplication of such benefits and no extension of the period during which such benefits are otherwise required to be provided under Annex B or this Agreement.